Exhibit 5.1

[Letterhead of Jones Day]

April 28, 2010

City Telecom (H.K.) Limited
Level 39, Tower 1, Metroplaza
No. 223 Hing Fong Road
Kwai Chung, New Territories
Hong Kong

Re: Registration Statement on Form F-3 Filed by City Telecom (H.K.) Limited

We have acted as legal advisers on the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) for City Telecom (H.K.) Limited (the “Company”), a company incorporated with limited liability under the laws of Hong Kong, in connection with the authorization of the issuance and sale by the Company (the “Offering”) of 80,500,000 ordinary shares of the Company (the “Ordinary Shares”), as represented by 4,025,000 American Depositary Shares (“ADSs”), as contemplated by the Registration Statement on Form F-3 (File No. 333-164786) to which this opinion has been incorporated by reference as an exhibit (the “Registration Statement”). The Offering will be consummated pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of April 23, 2010, by and between the Company and Oppenheimer & Co. Inc., as representative of the several underwriters named therein.

In giving this opinion we have examined copies of the following documents with respect to the Company:

(a)	the certificate of incorporation dated May 19, 1992, memorandum and articles of association, and current business registration certificate;

(b)
a copy of the resolution of the shareholders of the Company passed at the Company’s Annual General Meeting held on December 18, 2009 authorizing the directors to allot, issue and deal with additional shares in the share capital of the Company or securities convertible into such shares or options, warrants, or similar rights to subscribe for any shares or convertible securities and to make, issue or grant offers, agreements or options with an aggregate nominal amount not exceeding 20 per cent of the aggregate nominal amount of the issued share capital of the Company as at the date of the passing of the said resolution;

(c)
extract from the minutes of the meeting of the board of directors of the Company held on February 4, 2010 approving the filing of the Registration Statement and the allotment and issue of the Ordinary Shares, including the notice of such meeting;

(d)
extract from the minutes of the meeting of the board of directors of the Company held on February 4, 2010 approving, among others, the issue of the Ordinary Shares, including the notice of such meeting;

(e)	written resolutions of an executive committee of the board of directors dated April 22, 2010 approving the issuance of up to 80,500,000 Ordinary Shares and execution of the Underwriting Agreement; and

(f)
minutes of a meeting of the executive committee of the board of directors held on April 27, 2010 approving and authorizing the allotment and issuance of 80,500,000 Ordinary Shares to HSBC Nominees (Hong Kong) Limited, as nominee for the Custodian for the Depositary, as underlying securities for 4,025,000 American Depositary Shares.

In such examination, we have assumed, without any independent investigation and verification that:

(i)
all signatures, seals, chops and markings (if any) on all documents are genuine and have been duly affixed, all documents submitted to us as originals are authentic and complete and all documents submitted to us as certified or photostatic copies conform to the authentic originals which are authentic and complete and have not been amended, superseded, revoked or revised in any manner;

(ii)	the constitutional documents referred to in paragraph (a) on page 1 of this opinion are up-to-date;

(iii)
the meetings of the shareholders and the board of directors of the Company (including any duly authorized committee thereof) at which any of the resolutions upon which we rely in giving this opinion were duly convened with proper notice and were quorate at the time the relevant resolutions were passed;

(iv)
the resolutions contained in the written resolutions of the board of directors of the Company referred to in paragraphs ý(c), ý(d), ý(e) and ý(f) on pages 1 and 2 of this opinion remain in full force and effect without modifications, and have not been superseded;

(v)	the Registration Statement, and any amendments thereto, have become effective (and remained effective at the time of issuance of the American Depositary Shares thereunder);

(vi)
a prospectus supplement describing the Offering, to the extent required by applicable law and relevant rules and regulations of the United States Securities and Exchange Commission (the “Commission”), has been timely filed with the Commission; and

(vii)	the Ordinary Shares and the American Depositary Shares, respectively, have been issued in compliance with applicable Hong Kong law and applicable United States federal and state securities laws.

We are qualified to advise the Company regarding the laws of Hong Kong in force at the date hereof and as currently interpreted by the Hong Kong courts. We do not express any opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Hong Kong.

Based upon and subject to the assumptions and qualifications contained herein, we are of the opinion that the 80,500,000 Ordinary Shares issued as underlying securities for 4,025,000 American Depositary Shares will, upon receipt by the Company of the full amount of the lawful consideration therefor as contemplated by the Underwriting Agreement, be validly issued, fully paid and nonassessable.

This opinion is limited to the matters specifically stated herein and is not to be read as extended by implication to any other matters not specifically referred to herein. In addition, this opinion speaks only as of the date hereof and we expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Report of Foreign Private Issuer on Form 6-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ JONES DAY

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